Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-135104 on Form S-4 of our reports dated March 6, 2006, relating to the financial statements of Tesoro Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company’s method of accounting for stock options), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Tesoro Corporation for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
San Antonio, Texas
September 15, 2006